SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934, as Amended

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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

BANKATLANTIC BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BANKATLANTIC BANCORP, INC.
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309

April 17, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BankAtlantic Bancorp, Inc., which will be held on May 16, 2006 at 10:30 A.M. local time, at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334.

Please read these materials so that you will know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you cannot attend the meeting.

On behalf of your Board of Directors and our employees, I would like to express our appreciation for your continued support.

Sincerely,

Alan B. Levan
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
CORPORATE GOVERNANCE
PROPOSALS AT THE ANNUAL MEETING
1) PROPOSAL FOR ELECTION OF DIRECTORS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
2) PROPOSAL TO APPROVE THE COMPANY’S 2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
INDEPENDENT PUBLIC ACCOUNTANTS
ADDITIONAL INFORMATION

BANKATLANTIC BANCORP, INC.
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 16, 2006

Notice is hereby given that the Annual Meeting of Shareholders of BankAtlantic Bancorp, Inc. (the “Company”) will be held at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, on May 16, 2006, commencing at 10:30 A.M. local time, for the following purposes:

1. To elect three directors to the Company’s Board of Directors to serve until the Annual Meeting in 2009.

2. To approve the Company’s 2006 Performance-Based Annual Incentive Plan.

3. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The matters listed above are more fully described in the Proxy Statement that forms a part of this Notice.

Only shareholders of record at the close of business on March 20, 2006 are entitled to notice of and to vote at the Annual Meeting.

Sincerely yours,

Alan B. Levan
Chairman of the Board

Fort Lauderdale, Florida
April 17, 2006

IMPORTANT:

THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES; THEREFORE EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

BANKATLANTIC BANCORP, INC.
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309

PROXY STATEMENT

The Board of Directors of BankAtlantic Bancorp, Inc. (the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, on May 16, 2006, at 10:30 A.M. and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Meeting.

This Proxy Statement, Notice of Meeting and accompanying proxy card are being mailed to shareholders on or about April 17, 2006.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

What is the purpose of the meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, including the election of directors, the approval of the Company’s 2006 Performance-Based Annual Incentive Plan, as well as any other matters which may properly be brought before the meeting. Also, management will report on the Company’s performance during the last fiscal year and respond to appropriate questions from shareholders.

Who is entitled to vote at the meeting?

Record holders of the Company’s Class A Common Stock (“Class A Stock”) and record holders of the Company’s Class B Common Stock (“Class B Stock”) at the close of business on March 20, 2006 may vote at the meeting.

On March 20, 2006, 56,525,021 shares of Class A Stock and 4,876,124 shares of Class B Stock were outstanding and, thus, are eligible to vote at the meeting.

What are the voting rights of the holders of Class A Stock and Class B Stock?

Holders of Class A Stock and the holder of Class B Stock will vote as one class of common stock on the matters to be voted upon at the meeting. Holders of Class A Stock are entitled to one vote per share, with all holders of Class A Stock having in the aggregate 53% of the general voting power. The number of votes represented by each share of Class B Stock, which represent in the aggregate 47% of the general voting power, is calculated each year in accordance with the Company’s Amended and Restated Articles of Incorporation. At this year’s meeting, each outstanding share of Class B Stock will be entitled to 10.28 votes on each matter.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of shares representing a majority of the aggregate voting power (as described above) of the Company’s common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with American Stock Transfer & Trust Company, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares but not the shareholder of record, and your shares are held in “street name.”

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting by mailing in the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Can I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the meeting, we recommend that you also submit your vote by proxy or by giving instructions to your broker or nominee, as described above, so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or your vote may be withheld with respect to one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning at p. 7.

With respect to the proposal to approve the Company’s 2006 Performance-Based Annual Incentive Plan, you may vote for the proposal, against the proposal or abstain from voting on the proposal. This proposal is described in this Proxy Statement beginning on p. 22.

What is the Board’s recommendation?

The Board of Directors recommends a vote FOR all of the nominees for director and FOR the approval of the Company’s 2006 Performance-Based Annual Incentive Plan.

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card how you want to vote your shares, we will vote them FOR all of the nominees for director and FOR the approval of the Company’s 2006 Performance-Based Annual Incentive Plan.

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Company’s Secretary;

•	by submitting another proxy by mail that is dated later and is properly signed; or

•	by voting in person at the meeting.

What vote is required for a proposal to be approved?

For the election of directors, the affirmative vote of a plurality of the votes cast at the meeting is required. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For the approval of the Company’s 2006 Performance-Based Annual Incentive Plan, the affirmative vote of the holders of a majority of the votes cast on the proposal will be required for approval. Since abstentions are treated for these purposes as votes cast on the proposal, an abstention will effectively count as a vote against the adoption of the Company’s 2006 Performance-Based Annual Incentive Plan.

If you hold your shares in “street name” through a broker or other nominee, whether the broker may vote your shares in its discretion depends on the proposals before the meeting. Under the rules of the New York Stock Exchange, your broker may vote your shares in its discretion on “routine matters.” The election of directors is a routine matter on which brokers will be permitted to vote your shares if no voting instructions are furnished. The approval of the Company’s 2006 Performance-Based Annual Incentive Plan is a non-routine matter. Accordingly, if your broker has not received your voting instructions with respect to this proposal, your broker cannot vote your shares on such proposal. This is called a “broker non-vote.” However, because shares that constitute broker non-votes (which include shares as to which brokers withhold authority) will not be considered entitled to vote on such matters, broker non-votes will have no effect on the outcome of either of the proposals.

Are there any other matters to be acted upon at the meeting?

We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

CORPORATE GOVERNANCE

Pursuant to the Company’s bylaws and the Florida Business Corporation Act, the Company’s business and affairs are managed under the direction of the Board of Directors. Directors are kept informed of the Company’s business through discussions with management, including the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Determination of Director Independence

The full Board undertook a review of each of the director’s independence and the facts underlying those determinations on February 14, 2006. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported below under “Certain Relationships and Related Transactions.” They also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of these reviews was to determine whether any relationship or transaction was inconsistent with a determination that the director is independent under applicable laws and regulations and the New York Stock Exchange listing standards. As permitted by the listing standards of the New York Stock Exchange, the Board has determined that the following categories of relationships will not constitute material relationships that impair a director’s independence: (i) banking relationships with BankAtlantic in the ordinary course of BankAtlantic’s business, (ii) serving on third party boards of directors with other members of the Board, (iii) payments or charitable gifts by the Company to entities with which a director is an executive officer or employee where such payments do not exceed the greater of $1 million or 2% of such company’s or charity’s consolidated gross revenues, and (iv) investments by directors in common with each other or the Company. As a result of its review of the relationships of each of the members of the Board, and considering these categorical standards, and in accordance with the recommendations of the Nominating/Corporate Governance Committee, the Board has affirmatively determined that a majority of the Company’s Board members, including D. Keith Cobb, Steven M. Coldren, Bruno DiGiulian, Mary E. Ginestra, Willis N. Holcombe, Jonathan D. Mariner, Charlie C.

Winningham, II and David A. Lieberman, are independent directors within the meaning of the listing standards of the New York Stock Exchange and applicable law. Mr. Mariner, whose term of office expires at our 2006 Annual Meeting of Shareholders, has requested that he not be nominated for reelection.

Committees of the Board of Directors and Meeting Attendance

The Company’s Board of Directors has established Audit, Compensation and Nominating/Corporate Governance Committees. The Board has adopted a written charter for each of these three committees and Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. The committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted in the “Investor Relations” section of our website at www.bankatlanticbancorp.com, and each is available in print without charge to any shareholder.

The Board of Directors met 12 times during 2005. Each member of the Board of Directors attended at least 75% of the meetings of the Board and Committees on which he or she served, and all of the then serving members of the Board attended the Annual Meeting of the Company’s Shareholders in 2005, although the Company has no formal policy requiring them to do so.

The Audit Committee

The Audit Committee consists of D. Keith Cobb, Chairman, Steven M. Coldren, David A. Lieberman, and Jonathan D. Mariner. Mr. Mariner chaired the Audit Committee until April 5, 2005 at which time Mr. Cobb became chair of the Audit Committee. Mr. Lieberman joined the Audit Committee on March 14, 2006. The Board has determined that all current members of the Audit Committee are “financially literate” and “independent” within the meaning of the listing standards of the New York Stock Exchange and applicable SEC regulations. Mr. Cobb, the chair of this committee, Mr. Lieberman and Mr. Mariner are each qualified as audit committee financial experts within the meaning of SEC regulations, and the Board has determined that each of them has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee met 14 times during 2005 either in person or telephonically. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. Additionally, the Audit Committee assists Board oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, performance and independence of the Company’s independent auditor, and (iv) the performance of the Company’s internal audit function. In connection with these oversight functions, the Audit Committee receives reports from the Company’s internal audit group, periodically meets with management and the Company’s independent auditors to receive information concerning internal controls over financial reporting and any deficiencies in such controls, and has adopted a complaint monitoring procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. A report from the Audit Committee is included at page 20.

The Compensation Committee

The Compensation Committee consists of Steven M. Coldren, Chairman, Mary E. Ginestra, Charlie C. Winningham, II and Willis N. Holcombe, who joined the Committee on August 2, 2005. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Compensation Committee met 6 times during 2005. The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to compensation of the Company’s executive officers. It reviews and determines the compensation of the Chief Executive Officer and determines or makes recommendations with respect to the compensation of the Company’s other executive officers. It also administers the Company’s equity-based compensation plans and if approved at the meeting, it will administer the 2006 Performance-Based Annual Incentive Plan. A report from the Compensation Committee is included at page 17.

The Nominating/Corporate Governance Committee

The Nominating Committee was initially established by Board resolution in July 2003 and reconstituted as the Nominating/Corporate Governance Committee in 2004. It met 4 times in 2005. The Nominating/Corporate Governance Committee consists of Steven M. Coldren, Chairman, D. Keith Cobb, Mary E. Ginestra, Charlie C. Winningham, II and Bruno DiGiulian. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Nominating/Corporate Governance Committee is responsible for assisting the Board of Directors in identifying individuals qualified to become directors, making recommendations of candidates for directorships, developing and recommending to the Board a set of corporate governance principles for the Company, overseeing the evaluation of the Board and management, overseeing the selection, composition and evaluation of Board committees and overseeing the management continuity and succession planning process.

Generally, the Committee will identify candidates through the business and other organization networks of the directors and management. Candidates for director will be selected on the basis of the contributions the Committee believes that those candidates can make to the Board and to management and on such other qualifications and factors as the Committee considers appropriate. In assessing potential new directors, the Committee will seek individuals from diverse professional backgrounds who provide a broad range of experience and expertise. Board candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend the candidate’s election to the full Board.

David A. Lieberman was appointed by the Board of Directors in March 2006 and is standing for election by the Company’s shareholders for the first time. Mr. Lieberman was identified as a potential Board member by the Company’s Chairman, Mr. Alan B. Levan. After a series of interviews by the Nominating/Corporate Governance Committee, Mr. Lieberman was recommended to the Board and subsequently appointed by the Board as a director based upon, among other things, his business experience, his reputation in the community for integrity and his accounting, finance and financial management expertise.

Under the Company’s bylaws, nominations for directors may be made only by or at the direction of our Board of Directors, or by a shareholder entitled to vote who delivers written notice (along with certain additional information specified in our bylaws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the Company’s 2007 Annual Meeting, we must receive this notice between January 16 and February 15, 2007.

Executive Sessions of Non-Management and Independent Directors

On April 5, 2005 and July 12, 2005, the non-management directors of the Company met in executive sessions of the Board in which management directors and other members of management did not participate. D. Keith Cobb was selected to be the presiding director for these sessions. The non-management directors have scheduled future meetings in January and June of each year, and may schedule additional meetings without management present as they determine to be necessary.

Compensation of Directors

The Company’s Compensation Committee recommends director compensation to the Board based on factors it considers appropriate and based on the recommendations of management. In 2005, non-employee directors of the Company each received a prorated annual fee of $36,000 for the six-month period ending June 30, 2005. On July 12, 2005, the Board of Directors of the Company, upon recommendation of the Compensation Committee, approved a non-employee director compensation plan which provides that for the period July 1, 2005 through June 30, 2006, each non-employee director will receive $100,000 for service on the Board of Directors, payable in cash, restricted stock or non-qualified stock options, in such combinations as the directors may elect, provided that no more than

$50,000 may be paid in cash. The restricted stock and stock options are granted in Class A Common Stock under the Company’s 2005 Restricted Stock and Option Plan. Restricted stock vests monthly over the 12-month service period and stock options are fully vested on the date of grant, have a ten-year term and have an exercise price equal to the closing market price of the Class A Common Stock on the date of grant. The number of stock options and restricted stock granted is determined by the Company based on assumptions and formulas typically used to value these types of securities. Based on their elections, non-employee directors will receive for their service during the annual period commencing July 1, 2005, an aggregate of $350,000 in cash, 9,268 shares of restricted Class A Stock and stock options to acquire 31,779 shares of Class A Stock pursuant to this plan. No director receives additional compensation for attendance at Board of Directors’ meetings or meetings of committees on which he or she serves except as follows. Members of the Audit Committee received an additional $4,000 per quarter for their service on that committee. The Chairman of the Audit Committee received an additional fee of $1,000 per quarter for service as Chairman. Effective July 1, 2005, the Chairmen of the Compensation Committee and the Nominating/Corporate Governance Committee each were entitled to receive an annual cash amount of $3,500, which was prorated for the six-month period July 1, 2005 through December 31, 2005 and did not previously receive compensation for service as Chairmen. Other than the Chairmen, members of the Compensation Committee and the Nominating/Corporate Governance Committee do not receive additional compensation for service on those committees. Directors Abdo, DiGiulian and Ginestra serve as trustees of the Company’s pension plan, for which they are compensated directly by the pension plan each in the amount of $9,000 per year. Except as noted with respect to serving as Trustee of the Company’s pension plan, directors who are also officers of the Company or its subsidiaries do not receive additional compensation for their service as directors or for attendance at Board of Directors’ meetings or committee meetings.

Director and Management Indebtedness

The Company has not made any loans to its executive officers or directors. While BankAtlantic may make such loans, applicable law requires that all loans or extensions of credit by BankAtlantic to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. All loans made by BankAtlantic to directors or executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Communications with the Board of Directors and Non-Management Directors

Interested parties who wish to communicate with the Board of Directors, any individual director or the non-management directors as a group can write to the Corporate Secretary, BankAtlantic Bancorp, Inc., 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. If the person submitting the letter is a shareholder of the Company, the letter should include a statement indicating such. Depending on the subject matter, an officer of the Company will:

•	forward the letter to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or

•	not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

A member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

Code of Ethics

The Company has a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company, including its principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics is available on the Company’s website at www.bankatlanticbancorp.com. The Company will post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer) on its website. There were no such waivers from or amendments to the Company’s Code of Ethics in 2005.

Compensation Committee Interlocks and Insider Participation

The Board of Directors has designated Directors Winningham, Coldren, Ginestra and Holcombe, none of whom are employees of the Company or any of its subsidiaries, to serve on the Compensation Committee. The Company’s executive officers are also executive officers of its subsidiary, BankAtlantic. All of the Company’s officers are compensated by BankAtlantic except Alan B. Levan, John E. Abdo, James A. White and Susan D. McGregor, who are compensated by the Company. Director D. Keith Cobb also serves as a director of BFC Financial Corporation, the Company’s controlling shareholder, and receives compensation for his services on that Board and its committees, including the Audit and Compensation Committees.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the copies of the forms furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2005, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that one Form 4 filing reporting transactions occurring on July 21, 2005, July 22, 2005, July 25, 2005 and July 27, 2005 in connection with the disposition of shares held indirectly by Jay R. Fuchs in the Company’s 401(k) plan, made by Mr. Fuchs, BankAtlantic’s Executive Vice President and Chief Community Banking Officer, was filed on August 1, 2005; and one Form 4 filing by Mark D. Begelman, BankAtlantic’s Chief Marketing Officer and Executive Vice President of Store Real Estate and Construction, due by October 13, 2005 reporting a Company grant of options to acquire 42,500 shares of common stock, was filed on November 3, 2005.

PROPOSALS AT THE ANNUAL MEETING

1)  PROPOSAL FOR ELECTION OF DIRECTORS

Nominees for Election as Director

The Company’s Board of Directors currently consists of eleven directors divided into three classes, each of which has a three year term expiring in annual succession. Following the 2006 election of directors, the Board of Directors will consist of ten directors since Jonathan Mariner, at his request, has not been nominated for reelection. The Company’s bylaws provide that the Board of Directors shall consist of no less than seven nor more than twelve directors. The specific number of directors is set from time to time by resolution of the Board. A total of three directors will be elected at the Annual Meeting, all of whom will be elected for the term expiring in 2009.

Each of the nominees was recommended for nomination by the Nominating/Corporate Governance Committee and has consented to serve for the term indicated. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Except as otherwise indicated, the nominees and directors listed below have had no change in principal occupation or employment during the past five years.

The Directors Standing For Election Are:

TERMS ENDING IN 2009:

JOHN E. ABDO	Director since 1984*

Mr. Abdo, age 62, is a director and Vice Chairman of the Company, BankAtlantic and BFC. He also serves as a director and Vice Chairman of Levitt, as a director and Vice Chairman of Bluegreen and as a director of Benihana Inc., a publicly traded company in which BFC is a minority shareholder. Mr. Abdo is also the President of the Broward Performing Arts Foundation.

DAVID A. LIEBERMAN	Director since 2006

Mr. Lieberman, age 70, has served as Senior Vice President for Business and Finance at the University of Miami since 1978. Mr. Lieberman is a director of Foamex International, Inc., a public company whose stock is traded on the Nasdaq National Market. Mr. Lieberman previously served as a director of IVAX Corporation, a public company whose stock was traded on the American Stock Exchange, the London Stock Exchange and the Warsaw Stock Exchange prior to its acquisition in January, 2006 by Teva Pharmaceutical Industries, Ltd.

CHARLIE C. WINNINGHAM, II	Director since 1976*

Mr. Winningham, age 73, was the President of C.C. Winningham Corporation, a land surveying firm, from 1963 until his retirement in 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT ALL OF THE NOMINEES BE ELECTED AS DIRECTORS.

Directors Continuing In Office:

TERMS ENDING IN 2008:

D. KEITH COBB	Director since 2003

Mr. Cobb, age 65, has served as a business consultant and strategic advisor to a number of companies since 1996. In addition, Mr. Cobb completed a six-year term on the Board of the Federal Reserve Bank of Miami in 2002. Mr. Cobb spent thirty-two years as a practicing CPA at KPMG, and was Vice Chairman and CEO of Alamo Rent A Car, Inc. from 1995 until its sale in 1996. Mr. Cobb also serves on the boards of Alliance Data Systems, Inc. and BFC Financial Corporation (“BFC”). BFC is the controlling shareholder of the Company.

BRUNO L. DIGIULIAN	Director since 1985*

Mr. DiGiulian, age 72, has been of counsel to the law firm of Ruden, McClosky, Smith, Schuster & Russell, P.A. since 1994.

ALAN B. LEVAN	Director since 1984*

Mr. Levan, age 61, is a director, Chairman of the Board, President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of BankAtlantic. Mr. Levan also serves as Chairman of the Board, Chief Executive Officer and President of BFC, and as Chairman of the Board and Chief Executive Officer of Levitt Corporation (“Levitt”). BFC is the controlling shareholder of the Company and Levitt. Mr. Levan is also the Chairman of the Board of Bluegreen Corporation (“Bluegreen”), a company in which Levitt owns a 31% interest. Levitt and Bluegreen have common stock listed on the New York Stock Exchange. BFC’s common stock is listed on the Nasdaq National Market. Alan B. Levan is Jarett S. Levan’s father.

TERMS ENDING IN 2007:

STEVEN M. COLDREN	Director since 1986*

Mr. Coldren, age 58, is President of Business Information Systems, Inc., a distributor of digital recording systems. Until 2004, Mr. Coldren was also Chairman of Medical Information Systems, Corp., a distributor of hospital computer systems.

MARY E. GINESTRA	Director since 1980*

Ms. Ginestra, age 81, is a private investor.

WILLIS N. HOLCOMBE	Director since 2003

Dr. Holcombe, age 60, was the President of Broward Community College from January 1987 until his retirement in January of 2004.

JARETT S. LEVAN	Director since 1999

Mr. Levan, age 32, is the President of BankAtlantic and has served in various capacities at BankAtlantic, including as Executive Vice President and Chief Marketing Officer; President, Alternative Delivery; President, BankAtlantic.com; and Manager of Investor Relations. He joined BankAtlantic as an attorney in the Legal Department in January 1998. Jarett Levan is the son of Alan B. Levan.

*	Date indicated is date when the named individual became a director of BankAtlantic. Each such director became a director of the Company in 1994 when BankAtlantic reorganized into a holding company structure.

Identification of Executive Officers and Significant Employees

The following individuals are executive officers of the Company and/or its wholly-owned subsidiary, BankAtlantic:

Name	Age	Position

Alan B. Levan	61	Chairman of the Board, Chief Executive Officer and President of the Company and Chairman of the Board and Chief Executive Officer of BankAtlantic
John E. Abdo	62	Vice Chairman of the Company and BankAtlantic
Mark D. Begelman	58	Executive Vice President, Store Real Estate & Construction and Marketing and Chief Marketing Officer of BankAtlantic
Lloyd B. DeVaux	53	Executive Vice President and Chief Operating Officer of the Company and BankAtlantic
Jay R. Fuchs	51	Executive Vice President, Community Banking Division of BankAtlantic; President of BA Financial Services, LLC, a subsidiary of BankAtlantic
Jarett S. Levan	32	President of BankAtlantic
Jay C. McClung	57	Executive Vice President and Chief Risk Officer of BankAtlantic
Susan D. McGregor	45	Executive Vice President, Human Resources of the Company and BankAtlantic
Lewis F. Sarrica	62	Executive Vice President and Chief Investment Officer of BankAtlantic
Marcia K. Snyder	50	Executive Vice President, Commercial Lending Division of BankAtlantic
James A. White	62	Executive Vice President and Chief Financial Officer of the Company

All officers serve until they resign or are replaced or removed by the Board of Directors.

The following additional information is provided for the executive officers shown above who are not directors of the Company or director nominees:

Mark D. Begelman joined BankAtlantic as Senior Vice President Store Real Estate & Construction in January 2005 and in October 2005 became Chief Marketing Officer and Executive Vice President of Store Real Estate & Construction and Marketing. Previously, Mr. Begelman operated a management consulting firm focused on the retail industry and from December, 1995 to October, 2002, served as founder and Chief Executive Officer of Mars Music, Inc., which filed a petition for Chapter 11 protection in September 2002. Mr. Begelman previously served as President and Chief Operating Officer of Office Depot, Inc.

Lloyd B. DeVaux joined BankAtlantic as an Executive Vice President and Chief Information Officer in June 2001, and became Executive Vice President and Chief Operating Officer in March 2004 and was named Executive Vice President and Chief Operating Officer of the Company in April 2005. From 1995 until he joined BankAtlantic, Mr. DeVaux was Senior Executive Vice President and Chief Information Officer of Union Planters Corporation in Memphis, Tennessee.

Jay R. Fuchs joined BankAtlantic as an Executive Vice President in May 2000. Before joining BankAtlantic, Mr. Fuchs held various executive positions with American Bankers Insurance Group, including President of American Bankers Insurance Company from 1995 to 1999.

Jay C. McClung joined BankAtlantic as Executive Vice President and Chief Credit Officer in February 2000, and served as a consultant to BankAtlantic during a leave of absence from April 2002 to April 2003. In December 2004, he became BankAtlantic’s Executive Vice President and Chief Risk Officer. Before joining BankAtlantic, Mr. McClung was the Executive Vice President and Chief Credit Officer at Synovus Financial Corporation from 1995 through 2000.

Susan D. McGregor has been the Executive Vice President, Human Resources, of BankAtlantic since March 2004. She had served as Senior Vice President, Human Resources of BankAtlantic since 1991 and in various other capacities in the Human Resources Department of BankAtlantic since joining BankAtlantic in November 1986.

Lewis F. Sarrica joined BankAtlantic in April 1986 and became Executive Vice President, Chief Investment Officer in December 1986.

Marcia K. Snyder joined BankAtlantic in November 1987 and became Executive Vice President, Commercial Lending Division in August 1989.

James A. White became Executive Vice President and Chief Financial Officer of the Company in January 2000. From 1991 to December 1999, Mr. White was Executive Vice President and Chief Financial Officer of BOK Financial Corporation and Bank of Oklahoma, NA and a director of Bank of Oklahoma.

The following individual is a significant employee of the Company’s wholly-owned subsidiary, Ryan Beck Holdings, Inc., the holding company for Ryan Beck & Co., Inc.:

Name	Age	Position

Ben A. Plotkin	50	Chairman of the Board, President and CEO of Ryan Beck Holdings, Inc. and Ryan Beck & Co., Inc.

Ben A. Plotkin has been the Chairman, President and Chief Executive Officer of Ryan Beck & Co., Inc., since January 1997, and of its holding company, Ryan Beck Holdings, Inc., since its formation in May 2003. Prior to that time, Mr. Plotkin served as Senior Executive Vice President of Ryan Beck from January 1996 through 1997 and Executive Vice President of Ryan Beck from December 1990 through January 1996.

Certain Relationships and Related Transactions

Alan B. Levan, the Company’s Chairman and Chief Executive Officer, and John E. Abdo, the Company’s Vice Chairman, serve as executive officers and directors of BFC and Levitt and may be deemed to control BFC through their direct and indirect interests in and voting control over BFC. BFC is the controlling shareholder of the Company and Levitt. Additionally, Mr. Levan is Chairman and Mr. Abdo is Vice Chairman of Bluegreen Corporation. Mr. Levan and Mr. Abdo receive compensation from BFC and Levitt and were individually granted stock options by Bluegreen Corporation.

The Company and Levitt are parties to a shared services agreement and an employee matters agreement. They entered into these agreements in connection with the Company’s spin-off of Levitt to its shareholders in December 2003. The shared services agreement required that the Company provide Levitt with various back-office services. The employee matters agreement provided for the allocation of responsibility and liability between the Company and Levitt with respect to the welfare and benefit plans for Levitt employees. The Company also established certain back-office service arrangements with BFC. Pursuant to these various agreements and arrangements, the Company provided Levitt and BFC support in the following areas: human resources, risk management, project planning, systems support and investor and public relations. For services provided by the Company to Levitt and BFC, the Company was compensated for its costs plus 5%. For these services, the Company received $773,000 from Levitt and $267,000 from BFC for the year ended December 31, 2005.

Bluegreen, in which Levitt owns an approximately 31% equity interest, also performed risk management services for the Company and on behalf of the Company for Levitt and BFC. Bluegreen was compensated for these services on the same basis as described above. For services provided to the Company through June 30, 2005, the Company paid Bluegreen approximately $218,000. For such services provided on behalf of the Company for Levitt and BFC, the Company paid Bluegreen the amounts received for such services from Levitt and BFC. Subsequent to July 1, 2005, the Company provided these services and Bluegreen became obligated to pay the Company approximately $101,000 for such risk management services.

BFC leases office space in premises owned by BankAtlantic on a month-to-month basis. For the year ended December 31, 2005, the Company received $101,000 from BFC as rent. In addition, Levitt leases office space at another location owned by BankAtlantic, for which the Company received rent of $110,000 from Levitt in 2005.

During the years ended 2004 and 2005, actions were taken by Levitt with respect to the development of the property which was formerly BankAtlantic’s headquarters. Levitt’s efforts included the successful rezoning of the property and obtaining the permits necessary to develop the property for residential and commercial use. At December 31, 2005, BankAtlantic had agreed to reimburse Levitt $438,000 for the costs incurred by it in connection with the development of this project. Levitt has also sought as additional compensation from BankAtlantic a percentage of the increase in the value of the underlying property attributable to Levitt’s efforts based upon the proceeds to be received from BankAtlantic on the sale of the property to a third party. The timing and amount of such additional compensation, if any, has not yet been agreed upon.

Ryan Beck provided BFC with investment banking and advisory services for which Ryan Beck received $1,950,000 (of which $1,150,000 was paid by Ryan Beck to third parties).

In 2003, in connection with the spin-off of Levitt, the Company converted a $30.0 million demand note owed by Levitt to the Company into a five-year term note with interest only payable monthly, initially at the prime rate and thereafter at the prime rate plus increments of an additional .25% every six months. Prior to the spin-off, Levitt declared an $8.0 million dividend to the Company payable in the form of a five-year term note with the same payment terms as the $30.0 million note. All notes had been repaid in full at December 31, 2005. The Company received interest income of approximately $900,000 on the notes in 2005.

Levitt and BFC maintain securities sold under repurchase agreements at BankAtlantic. The balances in those accounts at December 31, 2005 were $5.1 million and $1.1 million, respectively, and the Company paid interest to Levitt and BFC on those accounts in 2005 of $316,000 and $32,000, respectively.

The amounts that the Company paid to or received from its affiliates in connection with the transactions described above may not, in some cases, be representative of the amounts that would be paid or received in arm’s length transactions.

During 2005, BankAtlantic utilized the legal services of Ruden, McClosky, Smith, Schuster & Russell, P.A. (“Ruden McClosky”), a law firm to which Company director Bruno DiGiulian is of counsel. BankAtlantic paid Ruden McClosky fees of approximately $207,000 in 2005.

During the year ended December 31, 2005, Alan B. Levan, Lewis F. Sarrica and Marcia K. Snyder exercised certain stock options previously granted to them by the Company. In connection with those option exercises, the Company acquired Class A Stock from them in payment of withholding taxes and the exercise price of the Class A Stock acquired upon exercise of the options, having fair market values (determined as of the various dates of delivery) as follows: Alan B. Levan — $3,882,356; Lewis F. Sarrica — $57,551; Marcia K. Snyder — $707,554.

The BankAtlantic Foundation is a non-profit foundation established by BankAtlantic. During 2005, the Foundation made donations aggregating $516,585, including $25,000 to the Broward Community College Foundation (as the third installment of a 4-year commitment of $100,000 to the Will and Jo Holcombe Institute for Teaching and Learning), $15,000 to the Florida Grand Opera, $7,500 to the Leadership Broward Foundation, $10,000 to Nova Southeastern University (including $5,000 as the third installment of a 5-year commitment of $25,000 to the Wayne Huizenga School of Business; and $5,000 to Nova Southeastern University Libraries), $10,000 to the Museum of Art of Fort Lauderdale (as the second installment of a 3-year $30,000 commitment) and $5,000 to the West Broward Family YMCA. In 2005 BankAtlantic made donations of $2,500 to West Broward Family YMCA, $25,290 to United Way of Broward County, $5,200 to Nova Southeastern University, $6,000 to ArtServe, $6,060 to Museum of Art Fort Lauderdale, $2,000 to Broward Community College Foundation, and $850 to Leadership Broward Foundation. Alan B. Levan sits on the Board of Nova Southeastern University, Jarett Levan sits on the Boards of the Leadership Broward Foundation, ArtServe and the Board of Governors of the Museum of Art of Fort Lauderdale, and D. Keith Cobb sits on the Boards of Nova Southeastern University and United Way of Broward County.

Jarett Levan, a director of the Company and son of its director, Chairman and CEO Alan B. Levan, is employed by BankAtlantic as President. He was paid approximately $357,000 for his services during 2005. Mr. Levan’s daughter, Shelley Levan Margolis, served as executive director of the BankAtlantic Foundation, receiving approximately $57,500 during 2005.

For information concerning director and management indebtedness, see “Director and Management Indebtedness” on page 6.

Summary Compensation Table

All officers of the Company are also officers of BankAtlantic. The following table sets forth certain summary information concerning compensation paid or accrued by the Company or BankAtlantic to or on behalf of the Company’s CEO and each of the four other highest paid executive officers (determined as of December 31, 2005) for the fiscal years ended December 31, 2005, 2004 and 2003:

							Long-Term Compensation
							Awards
	Annual Compensation						Restricted	Securities	Payouts
					Other Annual		Stock	Underlying	LTIP	All Other
Name and Principal Position	Year		Salary	Bonus(b)	Compensation		Award(s)(f)	Options/SARs(g)	Payouts	Compensation

Alan B. Levan	2005		$534,065	$621,110	$—		—	60,000	—	$89,920	(c)
Chairman of the Board, CEO	2004		480,962	568,007	—		—	60,000	—	100,442	(c)
	2003	(a)	445,923	435,488	—		—	78,377	—	110,282	(c)
John E. Abdo	2005		307,127	366,981	9,600	(d)	—	40,000	—	17,440	(h)
Vice Chairman of the Board	2004		238,928	261,211	9,600	(d)	—	40,000	—	17,240	(h)
	2003	(a)	221,487	221,227	9,600	(d)	—	52,251	—	17,040	(h)
Lloyd B. DeVaux	2005		390,536	253,448	292,009	(f)	—	25,000	—	8,400	(e)
Executive Vice President,	2004		355,401	226,243	258,041	(f)	—	25,000	—	8,200	(e)
Chief Operating Officer	2003		310,002	176,176	142,471	(f)	—	32,657	—	8,000	(e)
Jay R. Fuchs	2005		365,940	347,003	9,969	(d)	—	25,000	—	8,400	(e)
Executive Vice President,	2004		318,944	239,552	9,231	(d)	—	25,000	—	—
Chief Community	2003		295,661	209,046	9,969	(d)	—	32,657	—	—
Banking Officer
James A. White	2005		348,362	207,596	9,600	(d)	—	25,000	—	8,400	(e)
Executive Vice President,	2004		347,443	219,238	9,969	(d)	—	25,000		8,200	(e)
Chief Financial Officer	2003		322,080	168,720	9,600	(d)	—	32,657	—	8,000	(e)

(a)	Excludes the compensation paid to Messrs. Levan and Abdo by Levitt prior to its spin-off from the Company on December 31, 2003.

(b)	Amounts shown include amounts paid under both the Annual Incentive Program and the Profit Sharing Plan.

(c)	Includes: BankAtlantic contributions of $8,400 in 2005, $8,200 in 2004 and $8,000 in 2003 to its 401(k) savings plan on behalf of Mr. Levan; a $40 dividend payment for a Real Estate Investment Trust (“REIT”) controlled by BankAtlantic for 2005, 2004, and 2003; and $81,480 in 2005, $92,202 in 2004 and $102,242 in 2003 representing the value of the benefit received by Mr. Levan in connection with premiums paid by the Company for a split-dollar life insurance policy. See “— Split-Dollar Life Insurance Plan”.

(d)	Amount paid as an auto allowance.

(e)	Represents BankAtlantic contributions to its 401(k) savings plan on behalf of the named executive officer.

(f)	In 2001, Mr. DeVaux was granted 195,000 restricted shares of the Company’s Class A Stock in connection with the commencement of his employment, which shares vest at a rate of 10% per year for 10 years beginning one year from his employment date, subject to acceleration, as described below under “Employment Agreement.” As of December 31, 2005, 78,000 of these shares of Class A Stock having a fair market value of $1,092,000 were vested, and 117,000 shares having a fair market value of $1,638,000 remained unvested. The fair market value of these shares is based on the per share closing price of the Company’s Class A Stock of $14.00 on December 30, 2005. The Company pays Mr. DeVaux an amount equal to the cash dividends on unvested shares. The Company also pays Mr. DeVaux a gross-up for taxes due on vested restricted shares and the amount in the table includes the following amounts paid as a gross-up for such taxes: $282,409 in 2005; $248,072 in 2004; and $132,871 in 2003. Mr. DeVaux is entitled to receive and retain any cash dividends on the restricted shares, including on unvested restricted shares. These amounted to $22,074, $21,041 and $20,631 in 2003, 2004 and 2005, respectively. The amount in the table also includes an auto allowance of $9,600 in 2005, 2004 and 2003.

(g)	All options are to purchase shares of the Company’s Class A Stock, and amounts for 2003 have been adjusted to reflect the spin off of Levitt Corporation in 2003.

(h)	Includes BankAtlantic contributions of $8,400 in 2005, $8,200 in 2004 and $8,000 in 2003 to its 401(k) savings plan on behalf of Mr. Abdo; $9,000 per year for service as trustee of the Company’s pension plan, which amount is paid by the pension plan to Mr. Abdo, and a $40.00 dividend payment for a Real Estate Investment Trust (“REIT”) controlled by BankAtlantic for 2005, 2004 and 2003.

Officers of the Company receive no additional compensation for their services as officers of the Company other than that paid by the Company or BankAtlantic. Officers of the Company who also serve as officers or directors of affiliates receive compensation from such affiliates for services rendered on behalf of the affiliates.

Option Grants in 2005

The following table sets forth information concerning individual grants of stock options to the named executives in the Summary Compensation Table pursuant to the Company’s stock option plans during the fiscal year ended December 31, 2005. The Company has not granted and does not currently grant stock appreciation rights.

	Individual Grants				Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options			Annual Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation for
	Options	Employees in	Price per	Expiration	Option Term(2)
Name	Granted(1)	Fiscal Year	Share	Date	5%($)	10%($)

Alan B. Levan	60,000	7.19	$19.02	7/11/2015	$194,096	$936,151
John E. Abdo	40,000	4.79	19.02	7/11/2015	129,397	624,100
Lloyd B. DeVaux	25,000	3.00	19.02	7/11/2015	80,873	390,063
Jay R. Fuchs	25,000	3.00	19.02	7/11/2015	80,873	390,063
James A. White	25,000	3.00	19.02	7/11/2015	80,873	390,063

(1)	All option grants are in Class A Stock. All options vest in 2010.

(2)	Amounts for the named executive officers have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts set forth in these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of the Company’s stock price.

Aggregated Option Exercises in 2005 and Year-End Option Values

The following table sets forth as to each of the named executive officers information with respect to option exercises during 2005 and the status of their options on December 31, 2005: (i) the number of shares of Class A Stock underlying options exercised during 2005, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 2005 and (iv) the aggregate dollar value of in-the-money exercisable options on December 31, 2005.

	Number of		Number of Securities		Value of Unexercised
	Class A Shares		Underlying Unexercised		In-the-Money
	Acquired Upon	Value Realized	Options on 12/31/05		Options on 12/31/05(2)
Name	Exercise of Option	Upon Exercise(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Alan B. Levan	515,766	$8,415,186	547,661	329,005	$7,667,254	$4,606,070
John E. Abdo	0	0	309,767	223,690	4,336,738	3,131,660
Lloyd B. DeVaux	0	0	0	115,313	0	1,614,382
Jay R. Fuchs	62,552	888,558	0	196,451	0	2,750,314
James A. White	0	0	27,432	147,970	384,048	2,071,580

(1)	Based upon the closing price of the Company’s Class A Stock as reported on the New York Stock Exchange on the date of exercise of the applicable option.

(2)	Based upon a fair market value of $14.00, the closing price at December 31, 2005 of the Company’s Class A Stock as reported on the New York Stock Exchange.

Employment Agreement

Lloyd B. DeVaux, the Company’s Executive Vice President and Chief Operating Officer, is party to a letter agreement with BankAtlantic dated April 18, 2001 and effective June 4, 2001, pursuant to which BankAtlantic employed Mr. DeVaux as Executive Vice President and Chief Information Officer. The agreement provides Mr. DeVaux with an annual base salary of $288,750, with discretionary annual adjustments, and incentive compensation based on the achievement of certain performance goals of up to 50% of his base salary. Mr. DeVaux also received a one-time payment of $100,000 and 195,000 restricted shares of the Company’s Class A Stock, which restricted shares vest 10% per year for 10 years beginning one year from his employment date, subject to acceleration in the circumstances described below. He is entitled to the dividends on all such shares as such dividends are paid. In the event of a change of control of BankAtlantic, which is defined as 50% or more of BankAtlantic’s stock being acquired by a third party which did not, as of the date of his employment, hold such stock, any unvested restricted shares will vest immediately. In addition, if Mr. DeVaux resigns within one year after such change of control, he will be entitled to a payment equal to two times his annual salary plus two times the higher of his preceding two years’ cash incentive compensation. If his employment is terminated without cause after December 31, 2004, he will be entitled to a payment equal to his annual salary plus the higher of his preceding two years’ cash incentive compensation, and 39,000 restricted shares, in addition to those which have theretofore vested, will immediately vest.

Annual Incentive Program

Each of the executive officers named in the Summary Compensation Table above is eligible for a bonus, which is determined based upon the achievement of certain specified individual and corporate competencies or goals. These competencies and goals are established each year for each officer, and the Compensation Committee reviews the performance of each officer against such competencies and goals each year. The amounts set forth under “Bonus” in the Summary Compensation Table include the amount earned by each officer named in the table under this bonus program with respect to 2005. If the BankAtlantic Bancorp, Inc. 2006 Performance-Based Annual Incentive Plan is approved by the shareholders, our executive officers will be eligible for awards under that plan.

Profit Sharing Plan

The BankAtlantic Profit Sharing Stretch Plan (the “Profit Sharing Plan”) for all employees, including the executive officers named in the Summary Compensation Table above, was effective on January 1, 2003. The Profit Sharing Plan provides a quarterly payout in an amount equal to a percentage of annual base salary to all BankAtlantic employees based upon the achievement of certain pre-established goals each quarter. The amounts paid to each of the named executive officers under the Profit Sharing Plan with respect to 2005 included under “Bonus” in the Summary Compensation Table.

Retirement Benefits

Alan B. Levan and John E. Abdo are participants in the Retirement Plan for Employees of BankAtlantic (the “Retirement Plan”), which is a defined benefit plan. Effective December 31, 1998, the Company froze the benefits under the Retirement Plan. Participants who were employed at December 31, 1998, or who had been terminated in the Company’s reduction in force that took place in December 1998, became fully vested in their benefits under the Retirement Plan. While the Retirement Plan is frozen, there will be no future benefit accruals. None of the other individuals named in the Summary Compensation Table is a participant in the Retirement Plan. The Retirement Plan is designed to provide retirement income based on an employee’s salary and years of active service, determined as of December 31, 1998. The cost of the Retirement Plan is paid by BankAtlantic and all contributions are actuarially determined.

BankAtlantic’s contributions to the Retirement Plan for benefits to be paid to Mr. Alan B. Levan and Mr. Abdo cannot readily be separated or individually calculated by the Plan’s actuaries. At December 31, 1998, Mr. Alan B. Levan had 26 years of service credited under the Retirement Plan and Mr. Abdo had 14 years of service credited under the Plan.

In general, the Retirement Plan provides for monthly payments to or on behalf of each covered employee upon such employee’s retirement (with provisions for early or postponed retirement), death or disability. As a result of the freezing of future benefit accruals, the amount of the monthly payments is based generally upon two factors: (1) the employee’s average regular monthly compensation for the five consecutive years out of the last ten years ended December 31, 1998, or prior retirement, death or disability, that produces the highest average monthly rate of regular compensation and (2) upon the employee’s years of service with BankAtlantic at December 31, 1998. Benefits are payable for the retiree’s life, with ten years’ worth of payments guaranteed. The benefits are not subject to any reduction for Social Security or any other external benefits.

In 1996, BankAtlantic amended the Retirement Plan and adopted a supplemental benefit for certain executives, as permitted by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code (the “Code”). This was necessary because of a change in the Code that operated to restrict the amount of the executive’s compensation that may be taken into account for Plan purposes, regardless of the executive’s actual compensation. The intent of the supplemental benefit, when added to the regular Plan benefit, was to provide to certain executives the same retirement benefits that they would have received had the Code limits not been enacted, subject to other requirements of the Code. The approximate targeted percentage of pre-retirement compensation for which Mr. Alan B. Levan will be eligible under the Retirement Plan as a result of the supplemental benefit at age 65 is 33%. No other individuals named in the Summary Compensation Table are entitled to the supplemental benefit. The supplemental benefit also was frozen as of December 31, 1998. Because the percentage of pre-retirement compensation payable from the Retirement Plan to Mr. Alan B. Levan, including the Plan’s supplemental benefit, fell short of the benefit that Mr. Alan B. Levan would have received under the Plan absent the Code limits, BankAtlantic adopted the BankAtlantic Split-Dollar Life Insurance Plan, an employee benefit plan described below.

The following table illustrates annual pension benefits at age 65 for various levels of compensation and years of service at December 31, 1998, the date on which Retirement Plan benefits were frozen.

	Estimated Annual Benefits
Average Five Year Compensation	Years of Credited Service at December 31, 1998
at December 31, 1998	5 Years	10 Years	20 Years	30 Years	40 Years

$120,000	$10,380	$20,760	$41,520	$62,280	$83,160
$150,000	13,005	26,010	52,020	78,030	104,160
$160,000 and above	13,880	27,760	55,520	83,280	111,160

Split-Dollar Life Insurance Plan

BankAtlantic adopted the Split-Dollar Life Insurance Plan (the “Split-Dollar Plan”) in 1996 to provide for additional retirement benefits to Alan B. Levan, whose monthly benefits under the Retirement Plan were limited by changes to the Code. Under the Split-Dollar Plan and its accompanying agreement with Mr. Levan, BankAtlantic arranged for the purchase of an insurance policy (the “Policy”) insuring the life of Mr. Levan. Pursuant to its agreement with Mr. Levan, BankAtlantic will make premium payments for the Policy. The Policy is anticipated to accumulate significant cash value over time, which cash value is expected to supplement Mr. Levan’s retirement benefit payable from the Retirement Plan. Mr. Levan owns the Policy but BankAtlantic will be reimbursed for the amount of premiums that BankAtlantic pays for the Policy upon the earlier of his retirement or death. The portion of the amount paid in prior years attributable to the 2003, 2004 and 2005 premiums for the Policy that is considered compensation to Mr. Levan is included in the Summary Compensation Table. The Split-Dollar Plan was not included in the freezing of the Retirement Plan and BankAtlantic has continued to make premium payments for the Policy since 1998.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

The Compensation Committee administers the Company’s executive officer compensation program. The Compensation Committee reviews and determines all executive officers’ compensation, administers the Company’s equity incentive plans (including reviewing and approving grants to the Company’s executive officers), makes recommendations to stockholders with respect to proposals related to compensation matters and generally consults with management regarding employee compensation programs. The Committee’s charter reflects these responsibilities, and the Compensation Committee and the Board periodically review and, if appropriate, revise the charter. The Board determines the Committee’s membership, which is composed entirely of independent directors. The Committee meets at scheduled times during the year, and it may also take action by written consent. The Compensation Committee Chairman reports on committee actions and recommendations at Board meetings.

Pursuant to its authority to engage the services of outside advisors, experts and others to assist the Committee, the Committee engaged the services of Mercer Human Resource Consulting to meet with and assist the Committee in connection with its evaluation of the competitiveness of executive pay and the alignment of executive pay and Company performance.

Executive Officer Compensation

The Company’s compensation program for executive officers consists of the following principal elements: a base salary, an incentive bonus (including BankAtlantic’s Profit-Sharing Plan), health and welfare benefits and periodic grants of stock options. The Compensation Committee believes that this approach best serves the interests of shareholders by ensuring that executive officers are compensated in a manner that advances both the short and long term interests of the Company and its shareholders. Thus, compensation for the Company’s executive officers involves a portion of pay which depends on incentive payments which are generally earned based on an assessment of performance in relation to corporate goals, and stock options, which directly relate a significant portion of an executive officer’s long term remuneration to stock price appreciation realized by the Company’s shareholders. All of the Company’s executive officers are also executive officers of its subsidiary, BankAtlantic, and other than Messrs. Levan, Abdo and White and Ms. McGregor who are paid by the Company, are compensated by BankAtlantic for their services as officers of the Company and BankAtlantic, and the Company does not pay any additional cash compensation to them, but does provide compensation consisting of stock options and restricted stock.

Base Salary

Based on information available to it, the Compensation Committee believes that it and BankAtlantic offer competitive salaries based on market practices and the duties and responsibilities of each officer. In setting base compensation, the Compensation Committee periodically examines market compensation levels and trends observed in the labor market. Market information is used as an initial frame of reference for annual salary adjustments and starting salary offers. Salary decisions are determined based on an annual review by the Compensation Committee with input and recommendations from the CEO, and are based on, among other things, competitive market salaries, the functional and decision making responsibilities of each position, and the contribution, experience and work performance of each executive officer.

Annual Incentive Program

The Company’s and BankAtlantic’s management incentive program is designed to motivate executives by recognizing and rewarding performance. The annual incentive program is a bonus plan used to compensate executives generally based on the Company’s profitability and the achievement of individual performance competencies and goals. Generally, a minimum corporate profitability threshold must be achieved before any bonus will be paid.

Each participant’s bonus is intended to take into account corporate and individual components, which are weighted according to the executive’s responsibilities. An executive officer’s corporate and individual components may vary depending upon which business areas such officer oversees. Except for the CEO whose bonus is determined as described under “Compensation of the Chairman and Chief Executive Officer”, corporate and individual components may include items such as the contribution of the executive officer to growth in areas targeted for growth of BankAtlantic (such as growth of low cost deposits), contribution of the executive officer in other identified areas of the Company and BankAtlantic, corporate performance, and success of the business division that the executive officer oversees in meeting goals established for that division and in controlling expenses. Bonuses of $1,671,941 were paid to the named executive officers based on their individual performances during 2005.

Effective January 1, 2003 BankAtlantic adopted the BankAtlantic Profit Sharing Stretch Plan for all employees, including its executive officers. The Profit Sharing Plan provides a quarterly payout in an amount equal to a percentage of annual base salary to all BankAtlantic employees based upon the achievement of certain pre-established goals each quarter. For 2005, such goals related to increasing low cost deposits, decreasing non-interest expense, increasing non-interest income and increasing BankAtlantic’s operating net income. Profit Sharing Stretch Plan payments of approximately $124,000 were paid to the named executive officers with respect to 2005.

Stock Options

Executive officers of the Company were granted stock options to purchase Class A Stock during 2005. All of the stock options were granted with an exercise price equal to at least 100% of the market value of the Class A Stock on the date of grant and vest on the fifth anniversary of the date of grant. The higher the trading price of the Class A Stock, the higher the value of the stock options. The granting of options is totally discretionary and options are awarded based on an assessment of an executive officer’s contribution to the success and growth of the Company. Grants of stock options to executive officers, including the named executive officers (other than the CEO), are generally made upon the recommendation of the CEO based on the level of an executive’s position with the Company, BankAtlantic or Ryan Beck & Co., Inc., an evaluation of the executive’s past and expected performance and the number of outstanding and previously granted options. The Compensation Committee believes that providing executives with opportunities to acquire an interest in the growth and prosperity of the Company through the grant of stock options enables the Company to attract and retain qualified and experienced executive officers. The Compensation Committee also believes that utilization of stock options more closely aligns the executives’ interests with those of the Company’s shareholders, since the ultimate value of such compensation is directly dependent on the stock price.

Compensation of the Chairman and Chief Executive Officer

As previously indicated, the Compensation Committee believes that the Company’s total compensation program is appropriately based upon business performance, market compensation levels and personal performance. The Compensation Committee reviews and fixes the base salary of Mr. Levan, the Company’s and BankAtlantic’s CEO, based on those factors described above for other executive officers, as well as the Compensation Committee’s assessment of Mr. Levan’s past performance as CEO and its expectation as to his future contributions. In 2005 and 2006, Mr. Levan received 17.7% and 4.0% base salary increases, respectively from the Company. The Compensation Committee determined the increases to be appropriate based on Mr. Levan’s efforts and contributions to the Company and BankAtlantic. Mr. Levan was also awarded bonuses for 2005 of $621,110 under the various bonus plans maintained by the Company and BankAtlantic.

Further, as discussed under “— Split-Dollar Life Insurance Plan,” Mr. Alan B. Levan benefited from the establishment of a “Split-Dollar Life Insurance Plan.” This plan was originally established to restore retirement benefits which were limited under changes to the Internal Revenue Code (the “Code”). Mr. Levan is currently the only participant under this Split-Dollar Life Insurance Plan and his 2003, 2004 and 2005 benefits are shown in the Summary Compensation Table. The Split-Dollar Plan was not included in the freezing of the pension plan.

In determining Mr. Levan’s compensation, the Compensation Committee considered information regarding competitive analysis and performance provided by Mercer and took specific note of Mr. Alan B. Levan’s leadership during 2005. It acknowledged his efforts to increase the visibility of and institutional interest in the Company, his leadership of BankAtlantic’s Florida’s Most Convenient Bank initiative, including the achievement of the high level of low cost deposits at December 31, 2005, and continued strong credit quality at BankAtlantic. The Committee believes that the Company’s 2005 successes were largely the results of his efforts. Future CEO salary increases and bonuses will continue to reflect the amounts paid to chief executive officers at other public companies, as well as the Company’s financial condition, operating results and attainment of strategic objectives.

Internal Revenue Code Limits on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including stock option grants or performance-based restricted stock or restricted stock unit awards and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Compensation Committee this year approved and may in the future approve compensation arrangements for certain officers, including Mr. Levan, that are not fully deductible. However as indicated elsewhere herein, the Compensation Committee approved, subject to the approval of the Company’s shareholders, the adoption of the 2006 Performance-Based Annual Incentive Plan and the payment in 2006 of a bonus to Mr. Levan equal to a maximum of 100% of his base salary pursuant to such plan upon the achievement by the Company of certain targets. But, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Submitted by the Members of the
Compensation Committee:

Steven M. Coldren, Chairman
Mary E. Ginestra
Charlie C. Winningham, II
Willis N. Holcombe

Shareholder Return Performance Graph

Set forth below is a graph comparing the cumulative total returns (assuming reinvestment of dividends) for the Class A Stock, the Standard and Poor’s 500 Stock Index and Nasdaq Bank Stocks and assumes $100 is invested on December 31, 2000.

Comparison of Five Year Cumulative Total Return

	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Standard and Poor’s 500 Stock Index	86.96	66.64	84.22	91.79	94.54
Nasdaq Bank Stocks	110.08	115.05	149.49	165.92	158.73
BankAtlantic Bancorp, Inc.	244.80	252.00	506.67	718.91	505.77

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee’s charter (available at www.bankatlanticbancorp.com) sets forth the Audit Committee’s responsibilities, which include oversight of the Company’s financial reporting on behalf of its Board of Directors and shareholders. In fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005, with management, internal auditors and the independent registered certified public accounting firm engaged by the Company for 2005, PricewaterhouseCoopers LLP (“PWC”). The Audit Committee also discussed with PWC the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee also received from PWC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with PWC its independence from the Company. When considering PWC’s independence, the Audit Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the

Company’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to PWC for audit and non-audit services.

Based on these reviews and meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Submitted by the Members of the Audit Committee:

D. Keith Cobb, Chairman
Jonathan D. Mariner
Steven M. Coldren

Fees to Independent Auditors for Fiscal 2005 and 2004

The following table presents fees billed for professional services rendered by PWC for the audit of the Company’s annual financial statements for fiscal 2005 and 2004 and fees billed for audit-related services, tax services and all other services rendered by PWC for fiscal 2005 and 2004. PWC also served as independent registered certified public accounting firm for the Company’s controlling shareholder, BFC, for the 2005 and 2004 fiscal years. The aggregate fees for professional services rendered by PWC in connection with their audit of BFC’s consolidated financial statements and reviews of the consolidated financial statements included in BFC’s Quarterly Reports on Form 10-Q for the 2004 and 2005 fiscal years were approximately $162,000 and $137,000. In connection with a registration of shares of BFC, PWC charged fees for 2004 of approximately $25,000.

	Fiscal 2005	Fiscal 2004
	(In thousands)

(1) Audit fees(a)	$1,739	$2,406
(2) Audit-related fees(b)	25	39
(3) Tax fees(c)	0	4
(4) All other fees	—	—

(a)	Includes primarily fees for services related to the annual financial statement audits, the 2005 and 2004 audit of the effectiveness of internal control over financial reporting, and review of quarterly financial statements filed in the Company’s Reports on Form 10-Q.

(b)	Principally audits of employee benefit plans.

(c)	Principally, tax advice.

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PWC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Under its charter, the Audit Committee must review and pre-approve both audit and permitted non-audit services provided by the independent auditors and shall not engage the independent auditors to perform any non-audit services prohibited by law or regulation. Each year, the independent auditor’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee before the filing of the preceding year’s annual report on Form 10-K. Under its current practices, the Audit Committee does not regularly evaluate potential engagements of the independent auditor and approve or reject such potential engagements. At each Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent auditor, and management may present additional services for pre-approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements involving projected fees of $10,000 or less on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting. Engagements involving projected fees of more than $10,000 may only be pre-approved by the full Audit Committee at a regular or special meeting.

The Audit Committee has determined that the provision of the services other than audit services, as described above, are compatible with maintaining the principal independent registered certified public accounting firm’s independence.

On March 14, 2006, the Audit Committee approved the continued engagement of PWC as the Company’s independent registered certified public accounting firm.

2)  PROPOSAL TO APPROVE THE COMPANY’S 2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

The Board of Directors has adopted the BankAtlantic Bancorp, Inc. 2006 Performance-Based Annual Incentive Plan subject to approval by the shareholders. We have provided below a summary of the plan and our reasons for seeking the approval of our shareholders. The following summary is qualified in its entirety by the full text of the plan document. The plan document is included at the end of this proxy statement in Appendix A and is incorporated by reference into this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BANKATLANTIC BANCORP, INC. 2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN.

Purpose of the Plan

The purpose of the plan is to advance the interests of the Company and its shareholders by providing certain of the Company’s key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals, to attract and retain the best available personnel for positions of substantial responsibility at the Company and to promote the success and profitability of the Company’s business. The plan is intended to ensure that the annual incentive compensation paid to key executives under the plan is not subject to the deduction limitations under Section 162(m) of the Code.

Description of the Plan

Administration.  The plan will be administered by the Compensation Committee of the Board of Directors or such other committee as may be appointed by the Board of Directors to administer the plan. The administrative committee shall in any event be comprised of two (2) or more members of the Board of Directors who shall each qualify as “outside directors” under Section 162(m) of the Code.

Term.  The plan became effective on March 30, 2006, subject to shareholder approval, and if approved by shareholders, will continue for a period of ten years, unless amended or terminated.

Eligibility.  Participation in the plan is limited to executives who are “covered employees” under Section 162(m) of the Code and who have been selected by the administrative committee as participants in the plan.

Performance Criteria.  The administrative committee will establish for each participant selected to participate in the plan an objective performance goal or goals based on one or more of the following performance criteria:

•	earnings per share,

•	pretax earnings,

•	net income,

•	return on average equity,

•	return on average assets,

•	return on capital,

•	core earnings,

•	stock price,

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, revenue targets or business development goals, or

•	any combination of the foregoing.

Performance goals may be established on the basis of reported earnings or cash earnings, and consolidated results or individual business units and may, in the discretion of the administrative committee, include or exclude extraordinary items and/or the results of discontinued operations. Each performance goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company (or individual business units) and/or the past or current performance of other companies.

Attainment of the performance goals will be measured over a performance measurement period of one fiscal year, or a longer period, as determined by the administrative committee. The administrative committee will establish the performance goal no later than 90 days after the commencement of a performance measurement period.

The maximum amount of a participant’s performance award under the plan shall be set by the administrative committee on or before the grant of the award but shall in no event exceed Two Million Dollars ($2,000,000). The actual amount of a participant’s performance award may be reduced or eliminated by the administrative committee in its sole discretion. The administrative committee in its sole discretion shall determine whether or not to pay all or part of a performance award in the case of the death or disability of a participant during a performance period.

Determination of Award.  Payment of any performance award to a participant for any performance period shall be made in cash after written certification by the administrative committee that the performance goal for the performance period was achieved, and any other material terms of the performance award were satisfied.

Amendment and Termination.  Subject to applicable laws and regulations, the administrative committee or the Board of Directors may amend or terminate the plan from time to time in such respects as the administrative committee or the Board of Directors may deem advisable, without the approval of the Company’s shareholders. However, no amendment or termination or modification of the plan may impair the rights of a participant to any performance award already granted with respect to any performance period.

Why we are asking for shareholders’ approval

Section 162(m) of the Code places a $1 million annual limit on a public company’s federal income tax deduction for compensation paid to its chief executive officer and other executive officers named in the summary compensation table included in its annual proxy statement. The limit does not apply to shareholder-approved “qualified performance-based compensation.” We are asking our shareholders to approve the plan so that we may preserve our ability to claim federal income tax deductions relating to future performance-based cash bonuses paid to these executive officers. Approval of the plan requires the affirmative vote of the majority of the votes cast on this proposal.

IF WE DO NOT RECEIVE SHAREHOLDER APPROVAL, WE WILL NOT GRANT ANY FURTHER AWARDS UNDER THE PLAN AND ANY OUTSTANDING AWARDS WILL BE FORFEITED.

New Plan Benefits.  The Committee has established performance goals and target awards under the plan for fiscal year 2006 for Alan B. Levan. The actual award, if any, to be paid to Mr. Levan under the plan cannot be determined at this time since the award is dependent on the Company’s achievement of target net income for fiscal year 2006 but the maximum amount of the award is $572,000, which represents 100% of Mr. Levan’s 2006 base salary payable upon the achievement by the Company of certain pretax income targets.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2006 PERFORMANCE BASED ANNUAL COMPENSATION PLAN.

Equity Compensation Plan Information

Set forth below is certain information, as of December 31, 2005, concerning our equity compensation plans for which we have previously obtained shareholder approval and those equity compensation plans for which we have not previously obtained shareholder approval.

				Number of Securities
	Number of Securities to		Weighted Average	Remaining Available for
	be Issued Upon Exercise		Exercise Price of	Future Issuance
	of Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants or Rights		Warrants and Rights	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	5,967,100		$9.13	5,139,911
Equity Compensation plans not approved by security holders	72,153	(1)	4.89	—

Total	6,039,253		$9.08	5,139,911

(1)	During 1999, non-qualifying options for 751 shares of Class A common stock were granted to each employee of BankAtlantic, other than executive officers, under the BankAtlantic Bancorp 1999 non-qualifying stock option plan. The options were granted with exercise prices equal to the fair value on the grant date with a ten year term. All outstanding options under the BankAtlantic Bancorp 1999 non-qualifying stock option plan were vested as of December 31, 2004.

As more fully described above under “Employment Agreement,” during the year ended December 31, 2001, the Company issued 195,000 shares of restricted Class A Stock to Mr. Lloyd B. DeVaux under a written individual compensation arrangement. The shares vest 10% per year for ten years. During the year ended December 31, 2003, the Company issued 11,000 shares of restricted Class A Stock to a BankAtlantic employee who is not an officer of the Company, under a written individual compensation arrangement. The shares vest on December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

The following table sets forth, as of March 20, 2006, certain information as to Class A Stock and Class B Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of such stock. Management knows of no person, except as listed below, who beneficially owned more than 5% of the Company’s outstanding Class A Stock or Class B Stock as of March 20, 2006. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission (the “SEC”) and with the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Common Stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 20, 2006. As used herein, “voting power” is the power to vote, or direct the voting of, shares and “investment power” includes the power to dispose, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

		Amount and
		Nature of
	Name and Address of	Beneficial
Title of Class	Beneficial Owner	Ownership		Percent of Class

Class A Common Stock	BFC Financial Corporation	8,329,236	(1)	15%
	2100 W. Cypress Creek Road
	Ft. Lauderdale, Florida 33309
Class A Common Stock	Mellon Financial Corporation	3,190,112	(2)	5.6%
	One Mellon Center
	Pittsburgh, Pennsylvania 15258
Class B Common Stock	BFC Financial Corporation	4,876,124	(1)	100%
	2100 W. Cypress Creek Road
	Ft. Lauderdale, Florida 33309

(1)	BFC Financial Corporation has sole voting and dispositive power over all shares listed. BFC Financial Corporation may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of 52.9% of the outstanding common stock of BFC Financial Corporation. Mr. Alan B. Levan serves as Chairman, and CEO of the Company, BankAtlantic and BFC Financial Corporation, and Mr. John E. Abdo serves as Vice Chairman of the Company, BankAtlantic and BFC Financial Corporation.

(2)	As reported on Mellon Financial Corporation’s Schedule 13G filed with the SEC on February 15, 2006. Mellon Financial Corporation has sole voting power for 2,270,012 shares, sole dispositive power for 3,182,212 shares and shared dispositive power for 3,700 shares.

Security Ownership of Management

Listed in the table below are the outstanding securities beneficially owned as of March 20, 2006 by (i) all directors, (ii) named executive officers identified in the Summary Compensation Table included elsewhere herein and (iii) directors and executive officers as a group. The address of all parties listed below is 2100 W. Cypress Creek Road, Ft. Lauderdale, FL 33309.

	Class A		Class B
	Common Stock		Common Stock		Percent of	Percent of
	Ownership as of		Ownership as of		Class A	Class B
Name of Beneficial Owner	March 20, 2006		March 20, 2006		Common Stock	Common Stock

BFC Financial Corporation(1)	8,329,236		4,876,124		14.74	100
Alan B. Levan (1)(7)	952,093	(2)	0	(2)	1.68	0
John E. Abdo(1)	637,963	(3)	0		1.13	0
Mark D. Begelman	5,922	(3)	0		*	0
D. Keith Cobb	19,871	(4)(5)(9)	0		*	0
Steven M. Coldren	40,525	(5)	0		*	0
Lloyd B. DeVaux	195,000	(6)	0		*	0
Bruno L. DiGiulian	73,412	(4)(5)(9)	0		*	0
Jay R. Fuchs	288,518	(5)	0		*	0
Mary E. Ginestra	85,182	(5)(9)	0		*	0
Willis N. Holcombe	18,494	(5)	0		*	0
Jarett S. Levan(7)	32,202	(5)	0		*	0
David A. Lieberman	7,408	(5)	0		*	0
Jonathan D. Mariner	32,956	(5)	0		*	0
Jay C. McClung	73,865	(3)(5)	0		*	0
Susan D. McGregor	12,134	(5)	0		*	0
Lewis F. Sarrica	121,838	(5)	0		*	0
Marcia K. Snyder	161,983	(5)	0		*	0
James A. White	60,089	(5)	0		*	0
Charlie C. Winningham, II	116,195	(5)(9)	0		*	0
All directors and executive officers of the Company and BankAtlantic, as a group (19 persons, including the individuals identified above)	11,264,886	(8)	4,876,124		17.55	100

*	Less than one percent of the class.

(1)	BFC Financial Corporation may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of 52.9% of the outstanding common stock of BFC Financial Corporation. Mr. Alan B. Levan serves as Chairman and CEO of the Company, BankAtlantic and BFC Financial Corporation and Mr. John E. Abdo serves as Vice Chairman of the Company, BankAtlantic and BFC Financial Corporation.

(2)	Mr. Alan B. Levan may be deemed to be the beneficial owner of the shares of Class A Stock and Class B Stock beneficially owned by BFC Financial Corporation by virtue of his control of Levan Enterprises, Ltd. These shares are not included in the number set forth above. Mr. Alan B. Levan may also be deemed to beneficially own, and the number set forth above includes, interests in 10,997 shares of Class A Stock held by the BankAtlantic 401(k) Plan, 1,109 shares of Class A Stock held by Levan Enterprises, Ltd., and 741 shares of Class A Stock held by Levan Partners.

(3)	Includes beneficial ownership of units of interest in shares of Class A stock held by the BankAtlantic 401(k) Plan representing the following numbers of shares: Mr. Abdo — 39,853 shares, Mr. McClung — 4,267 shares and Mr. Begelman — 422 shares.

(4)	250 shares of Class A Stock are held by Mr. Cobb’s wife, as to which Mr. Cobb does not have voting or investment power. 1,000 shares of Class A Stock are held by Mr. DiGiulian’s wife, as to which Mr. DiGiulian does not have voting or investment power.

(5)	Includes beneficial ownership of the following shares of Class A Stock which may be acquired within 60 days pursuant to stock options: Mr. DiGiulian — 64,764 shares; Mr. Winningham — 20,022 shares; Mr. Coldren — 40,047 shares; Mrs. Ginestra — 82,826 shares; Mr. Cobb — 15,013 shares; Mr. Mariner — 31,556 shares; Jay McClung — 61,328 shares; Mr. Holcombe — 18,494 shares; Mr. Lieberman — 7,408 shares; Jarett S. Levan — 31,382; Jay R. Fuchs — 74,606 shares; Susan D. McGregor — 11,037 shares; Lewis F. Sarrica — 39,188 shares; Marcia K. Snyder — 139,058 shares; James A. White — 60,089 shares.

(6)	Includes beneficial ownership of 117,000 shares of restricted Class A Stock held on behalf of Mr. DeVaux, as to which Mr. DeVaux has voting, but not dispositive, power.

(7)	Mr. Jarett Levan is the son of Mr. Alan B. Levan.

(8)	Includes beneficial ownership of 696,818 shares of Class A Stock which may be acquired by executive officers and directors within 60 days pursuant to stock options, 55,539 shares of interest held by executive officers in shares of Class A Stock held by the BankAtlantic 401(k) Plan, and 117,000 shares of restricted stock held on behalf of Mr. DeVaux, as to which he has voting, but not dispositive, power, 1,547 shares of restricted stock issued to directors which have not yet vested, power and shares of Class A stock owned by BFC that may be deemed beneficially owned by Alan B. Levan.

(9)	Includes restricted stock granted in connection with non-employee director compensation. The restricted stock is granted in Class A Stock under the Company’s 2005 Restricted Stock and Option Plan and vests monthly over a 12-month service period commencing July 2005. Total includes shares of Class A Stock which may be acquired within 60 days are: Mr. DiGiulian — 2,206 shares; Mrs. Ginestra — 2,206 shares; Mr. Cobb — 1,103 shares; and Mr. Winningham — 2,206 shares.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than those referred to in the accompanying Notice of Meeting, that may be brought before the Annual Meeting.

INDEPENDENT PUBLIC ACCOUNTANTS

Pricewaterhouse Coopers LLP served as the Company’s independent public accountants for the year ended December 31, 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from shareholders.

ADDITIONAL INFORMATION

“Householding” of Proxy Material.  The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or our transfer agent, American Stock Transfer & Trust Company (“AST”), that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, the Company will deliver promptly upon written or oral request a separate copy of this proxy statement to a shareholder at a shared address to which a single proxy statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple proxy statements and would like to request delivery of a single proxy statement, please notify your broker if your shares are held in a brokerage account or AST if you hold registered shares. You can notify AST by sending a written request to American Stock Transfer & Trust Company, 59 Maiden Lane — Plaza Level, New York, NY 10038, attention Karen A. Lazar, Vice President.

Advance Notice Procedures.  Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to the Company’s Corporate Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting — that is, with respect to the 2007 annual meeting, between January 16, and February 15, 2007. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with the information requirements in the bylaws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

Shareholder Proposals for the 2007 Annual Meeting.  Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2007 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary no later than December 18, 2006 at the Company’s main offices, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in the Company’s proxy statement and form of proxy for that meeting.

Proxy Solicitation Costs.  The Company will bear the expense of soliciting proxies and of reimbursing brokers, banks and nominees for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons. The Company does not currently intend to solicit proxies other than by use of the mail, but certain directors, officers and regular employees of the Company or its subsidiary, BankAtlantic, without additional compensation, may solicit proxies personally or by telephone, fax, special letter or otherwise.

BY ORDER OF THE BOARD OF DIRECTORS

Alan B. Levan
Chairman

April 17, 2006

Appendix A

BANKATLANTIC BANCORP
2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

1. PURPOSE.  The purpose of this 2006 Performance-Based Annual Incentive Plan is to advance the interests of BankAtlantic Bancorp, Inc. and its shareholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide participants with annual incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2. DEFINITIONS.  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) “Board” means the Board of Directors of BankAtlantic Bancorp, Inc.

(b) “Committee” means the Compensation Committee of the Board of Directors or such other committee as may be appointed by the Board of Directors to administer the Plan; provided, however, that in any event the Committee shall be comprised of two (2) or more members of the Board of Directors who shall each qualify as “outside directors” under Section 162(m) of the Code.

(c) “Corporation” means BankAtlantic Bancorp, Inc. or any entity that is directly or indirectly controlled by BankAtlantic Bancorp, Inc.

(d) “Participant” means a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated thereunder, who has been selected by the Committee as a participant in the Plan during a Performance Period.

(e) “Performance Award” means an award granted pursuant to the terms of Section 6 of the Plan.

(f) “Performance Goal” means the performance goal and payout schedules established by the Committee for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period which relates to one or more of the performance measures set forth in Section 6(b) of the Plan.

(g) “Performance Period” means the Corporation’s fiscal year, or such longer period as designated by the Committee.

(h) “Plan” means this BankAtlantic Bancorp 2006 Performance-Based Annual Incentive Plan, as may be amended and restated from time to time.

3. PLAN ADMINISTRATION.  The Plan shall be administered by the Committee. The Committee shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee deems necessary and appropriate. Any interpretation of the Plan or other act of the Committee in administering the Plan shall be final and binding on all Participants.

4. ELIGIBILITY.  Performance Awards under the Plan may only be granted to an individual who is or may be a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated thereunder, who has been selected by the Committee to participate in the Plan during any Performance Period.

5. TERM OF THE PLAN.  The Plan shall become effective upon its adoption; provided, however, if the Plan is not approved by shareholders of the Corporation in accordance with Section 9 of the Plan, the Plan and Performance Awards granted thereunder shall terminate and become null and void. The Plan shall continue in effect ten (10) years from the effective date of the Plan, unless sooner terminated under Section 8 of the Plan.

6. PERFORMANCE AWARDS.  In the event that the Committee determines, in its sole and absolute discretion, to grant a Performance Award for any Performance Period, the Committee shall determine the amount of a Participant’s Performance Award as follows:

(a) General.  Each Participant shall be eligible to receive a Performance Award if the Participant’s Performance Goal for the Performance Period has been achieved. The maximum amount of a Participant’s Performance Award shall be set by the Committee on or prior to the grant of a Performance Award; provided, however, that in no event shall a Participant’s Performance Award exceed Two Million Dollars ($2,000,000). The actual amount of a Participant’s Performance Award may be reduced or eliminated by the Committee as set forth in paragraph (c) below. The Committee in its sole discretion shall determine whether or not to pay all or part of the Performance Award in the case of the death or disability of a Participant during a Performance Period.

(b) Performance Goals.  The Committee shall establish the Performance Goals and payout schedules for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period. Such Performance Goals shall be selected from among the following:

(i) Earnings per share;

(ii) Pretax income;

(iii) Net income;

(iv) Return on average equity;

(v) Return on average assets;

(vi) Return on capital;

(vii) Core earnings;

(viii) Stock price;

(ix) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, revenue targets or business development goals; or

(x) any combination of (i) through (ix) above.

Performance Goals may be established on the basis of reported earnings or cash earnings, and consolidated results or individual business units and may, in the discretion of the Committee, include or exclude extraordinary items and/or the results of discontinued operations. Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Corporation (or individual business units) and/or the past or current performance of other companies.

(c) Reduction or Elimination of Performance Award.  The Performance Award for each Participant may be reduced or eliminated by the Committee in its sole discretion, but under no circumstances may the amount of any Performance Award to any Participant be increased. In determining whether a Performance Award will be reduced or eliminated, the Committee shall consider any extraordinary changes which may occur during the Performance Period, such as changes in accounting practices or applicable law, extraordinary items of gain or loss, discontinued operations, restructuring costs, sales or dispositions of assets and acquisitions, and shall consider such individual or business performance criteria that it deems appropriate, including, but not limited to, the Corporation’s cash flow, net income, pre-tax income, net revenue, EBITDA, operating income, diluted earnings per share, earnings per share, margin, return on assets, return on equity, cost reductions or savings, funds from operations, appreciation in the Corporation’s stock price, and other relevant operating and strategic business results applicable to an individual Participant.

7. PAYMENT OF PERFORMANCE AWARDS.  Subject to any shareholder approval required by law, payment of any Performance Award to a Participant for any Performance Period shall be made in cash after written certification by the Committee that the Performance Goal for the Performance Period was achieved, and any other material terms of the Performance Award were satisfied.

8. PLAN AMENDMENT AND TERMINATION.

(a) Committee Action; Shareholders’ Approval.  Subject to applicable laws and regulations, the Committee or the Board may amend or terminate the Plan from time to time in such respects as the Committee or the Board may deem advisable, without the approval of the Corporation’s shareholders.

(b) Effect of Amendment or Termination.  No amendment or termination or modification of the Plan may impair the rights of a Participant to any Performance Award already granted with respect to any Performance Period. The reduction or elimination of a Performance Award pursuant to Section 6(c) shall not be deemed an amendment, termination or modification of the Plan.

9. SHAREHOLDER APPROVAL.  Continuance of the Plan shall be subject to approval by the shareholders of the Corporation entitled to vote thereon at the 2006 Annual Meeting of Shareholders of the Corporation (or any adjournment thereof) by the affirmative vote of the holders of outstanding shares of the Corporation’s common stock representing a majority of the votes cast thereon. No Performance Awards shall be granted after the fifth (5th) anniversary of the date the Plan is adopted unless, prior to such date, the listing of permissible Performance Goals set forth in Section 6(b) shall have been re-approved by the shareholders of the Corporation in the manner required by Section 162(m) of the Code and the regulations thereunder.

10. INDEMNIFICATION OF COMMITTEE MEMBERS.  In addition to such other rights of indemnification they may have as directors, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereon, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Performance Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for gross negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Corporation the opportunity, at the Corporation’s expense, to handle and defend the same.

11. WITHHOLDING.  The Corporation will withhold from any amounts payable under this Plan all federal, state, foreign, city and local taxes as shall be legally required.

12. OTHER COMPENSATION PLANS.  Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan. The adoption of the Plan shall not affect any such plan, nor shall the Plan preclude the Corporation from establishing any other forms of incentive or other compensation plans.

13. NO EMPLOYMENT RIGHTS.  The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Committee under the terms of the Plan.

14. UNFUNDED PLAN.  Performance Awards under the Plan will be paid from the general assets of the Corporation and the Corporation shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. The rights of Participants under the Plan shall be only those of general unsecured creditors of the Corporation.

15. GOVERNING LAW.  Except to the extent superseded by the laws of the United States, the laws of the State of Florida, without regard to its conflict of laws principles, shall govern in all matters relating to the Plan.

16. INTERESTS NOT TRANSFERABLE.  Except as expressly provided by the Committee, interests of Participants under the Plan may not be sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

BANKATLANTIC BANCORP, INC. 2100 W. CYPRESS CREEK ROAD FT. LAUDERDALE, FL 33309
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by BankAtlantic Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BankAtlantic Bancorp, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BABA/5	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

BANKATLANTIC BANCORP, INC.

Vote on Directors
1.	Election of three directors, each for a term of three years. NOMINEES: 3-YEAR TERM: 01) John E. Abdo 02) David A. Lieberman 03) Charlie C. Winningham, II,	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee’s name(s) below.

Vote on Proposal		For	Against	Abstain

2.	Approval of the Company’s 2006 Performance-Based Annual Incentive Plan.	☐	☐	☐
3.	In his discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

For address changes please check this box and write them on the back where indicated	☐

NOTE: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF
BANKATLANTIC BANCORP, INC.
2100 W. CYPRESS CREEK ROAD
FT. LAUDERDALE, FL 33309
MAY 16, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James A. White and Lloyd B. DeVaux and each of them, acting alone, with the power to appoint his or her substitute, proxy to represent the undersigned and vote as designated on the reverse all of the shares of Class A Common Stock of BankAtlantic Bancorp, Inc. held of record by the undersigned on March 20, 2006, at the Annual Meeting of Shareholders to be held on May 16, 2006 and at any adjournment or postponement thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Please detach along perforated line and mail in the envelope provided.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)

BANKATLANTIC BANCORP, INC. 2100 W. CYPRESS CREEK ROAD FT. LAUDERDALE, FL 33309	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BankAtlantic Bancorp, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BABA/1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THE CONFIDENTIAL VOTING CARD IS VALID ONLY WHEN SIGNED AND DATED

BANKATLANTIC BANCORP, INC.

Vote on Directors

1.	Election of three directors, each for a term of three years. NOMINEES: 01) John E. Abdo 02) David A. Lieberman 03) Charlie C. Winningham II	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee number on the line below.

Vote on Proposal		For	Against	Abstain

2.	Approval of the Company’s 2006 Performance-Based Annual Incentive Plan.	☐	☐	☐
3.	In the discretion of the Trustee, as to any other matter or proposal to be voted on by the Company’s shareholders at the Annual Meeting of Shareholders.

For address changes please check this box and write them on the back where indicated	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES IN THE LISTED PROPOSAL AND “FOR” THE APPROVAL OF THE COMPANY’S 2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear 401(k) Account Holder:
As you know, you are a participant in the BankAtlantic Security Plus Plan, BankAtlantic’s 401 (k) Plan, and you have shares of BankAtlantic Bancorp (“BBX”) Class A Common Stock allocated to the 401(k) account.
As a participant in the BBX Stock Fund, you may direct the voting at the BankAtlantic Bancorp 2006 Annual Meeting of Shareholders to be held on May 16, 2006 (“2006 Annual Meeting”) of the shares of Class A Common Stock of BBX (“Class A Common Stock”) held by the 401 (k) Plan Trust and allocated to the account as of the voting record date of March 20, 2006 (“Record Date”). The number of “share equivalents” held in the account as of the Record Date appears on the enclosed Confidential Voting Instruction Card. Please note that the number of “units” reported on the quarterly Charles Schwab 401 (k) statements is not the same as the number of “share equivalents” represented by the unit ownership.
A total of 311,331 share equivalents of Class A Common Stock were held in the 401(k) Plan as of the Record Date for BBX’s 2006 Annual Meeting.
A committee consisting of Jeff Callan, Patricla Lefebvre, Gino Martone, Jeff Mindling and Tim Watson administers the 401(k) Plan (“Committee”). An unrelated corporate trustee for the 401(k) Plan has been appointed, The Charles Schwab Trust Company (“Trustee”).
HOW YOU EXERCISE YOUR VOTING RIGHTS
Because the Trustee is the owner of record of all of the Class A Common Stock held in the Trust, only it may submit an official proxy card or ballot to cast votes for this Class A Common Stock. You exercise your right to direct the vote of Class A Common Stock that has been allocated to the account by submitting a Confidential Voting Instruction Card that will tell the Trustee how to complete the proxy card or ballot for the share equivalents. The Committee is furnishing to you the Confidential Voting Instruction Card, together with a copy of BBX’s Proxy Statement for the 2006 Annual Meeting, so that you may exercise your right to direct the voting of shares of Class A Common Stock allocated to the account. The Confidential Voting Instruction Card indicates how many share equivalents of Common Slock were allocated to the account, and thus how many votes you have, as of the Record Date. The Confidential Voting Instruction Card also lists the specific proposals to be voted on at the 2006 Annual Meeting.
In order to direct the voting of shares allocated to the account under the 401 (k) Plan, you must fill-out and sign the Confidential Voting Instruction Card and return it in the accompanying envelope by May 5, 2006. The Confidential Voting Instruction Card will be delivered directly to the Trustee who will tally all the instructions received. If your Confidential Voting Instruction Card is received on or before May 5, 2006, the Trustee will vote the number of shares of Class A Common Stock indicated on the Confidential Voting Instruction Card in the manner you direct. The contents of the Confidential Voting Instruction Card will be kept confidential. No one at BBX or BankAtlantic will have access to information about anyone’s individual choices.
UNSPECIFIED PROPOSALS
At the 2006 Annual Meeting, it is possible, although very unlikely, that shareholders will be asked to vote on matters other than those specified on the attached Confidential Voting Instruction Card. In such a case, there may not be time to ask you for further voting directions. If this situation arises, the Trustee has a legal duty to decide how to vote all of the shares held in the Trust. In making a decision, it will act solely in the interest of participating employees and their beneficiaries.
IF YOU DO NOT VOTE
The Trustee has a legal duty to see that all voting rights for shares of Class A Common Stock held in the Trust are exercised. If you do not file a Confidential Voting Instruction Card, or if the independent tabulator receives the Confidential Voting Instruction Card after the deadline, the Trustee will decide how to exercise the votes for the shares. In making a decision, it will act solely in the interest of participating employees and their beneficiaries.
This voting direction procedure is your opportunity to participate in decisions that will affect the future of BBX. Please take advantage of this opportunity by completing and signing the Confidential Voting Instruction Card using the self-addressed envelope provided.
Sincerely,
The 401 (k) Committee

The Trustee is hereby directed to vote any shares allocated to me. I understand that if I sign this form without indicating specific instructions, shares attributable to me will be voted FOR all nominees and all of the listed proposals.
By signing on the reverse, I acknowledge receipt of a copy of the Proxy Statement that was furnished to shareholders of the Company in connection with the Annual Meeting of Shareholders and the accompanying letter from the Committee appointed to administer the 401 (k) Plan.
PLEASE DATE, SIGN AND RETURN THIS FORM IN THE ENCLOSED ENVELOPE TO BE RECEIVED NO LATER THEN MAY 5, 2006.
I, the undersigned, understand that the Trustee is the holder of record and custodian of all shares of BankAtlantic Bancorp, Inc. (the “Company”) Class A Common Stock allocated to the account under the Company’s 401 (k) Plan. Further, I understand that my voting directions are solicited on behalf of the Trustee for the Annual Meeting of Shareholders on May 16, 2006. As a named fiduciary with respect to the Company Class A Common Stock allocated to me, I direct you to vote all such Company A Common Stock as listed on the reverse.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)